Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-138257

PROSPECTUS SUPPLEMENT NO. 9

DATED JUNE 29, 2007

(To Prospectus Dated November 17, 2006)

BIOVEST INTERNATIONAL, INC.

18,000,000 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated November 17, 2006, of Biovest International, Inc. (the “Company”) as supplemented by Supplement No. 8 thereto dated June 14, 2007, Supplement No. 7 thereto dated May 15, 2007, Supplement No. 6 thereto dated April 19, 2007, Supplement No. 5 thereto dated March 28, 2007, Supplement No. 4 thereto dated February 14, 2007, Supplement No. 3 thereto dated January 19, 2007, Supplement No. 2 thereto dated December 29, 2006 and Supplement No. 1 thereto dated December 14, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement Nos. 1, 2, 3, 4, 5, 6, 7 and 8 thereto. The Prospectus relates to the public sale, from time to time, of up to 18,000,000 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1, 2, 3, 4, 5, 6, 7 and 8.

This prospectus supplement includes the attached Form 8-K as filed by us with the Securities and Exchange Commission on June 29, 2007.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated November 17, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2007

BIOVEST INTERNATIONAL, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-11480	41-1412084
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

377 Plantation Street

Worcester, Massachusetts 01605

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (508) 793-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOVEST INTERNATIONAL, INC.

FORM 8-K

Item 1.01.	Entry Into a Material Definitive Agreement.

The information included in Item 2.03 of this Form 8-K is hereby incorporated by reference into this Item 1.01

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

On June 26, 2007, Biovest International, Inc., a Delaware corporation (the “Company”), closed a loan transaction (the “Loan”) with Southwest Bank Creve Coeur Financial Center of St. Louis, MO (“Southwest”), pursuant to which Southwest loaned the sum of $200,000.00 to the Company pursuant to an unsecured Promissory Note (the “Note).

The following describes certain material terms of the Transaction:

•	The Note will become due and payable on December 26, 2007. The Note can be prepaid by the Company at any time without penalty.

•

The outstanding principal amount of the Note will bear interest at the rate of the prime rate plus 1% (9.25% per annum initially). Monthly payments of accrued interest only shall be due and payable monthly on the 26th day of each month commencing on July 26, 2007.

•	The Note is an unsecured obligation of the Company.

•

The Note is guaranteed by an individual affiliated with Accentia Biopharmaceuticals, Inc (Accentia), the majority stockholder of the Company. The Company has entered into an Indemnification Agreement with the guarantor.

•

The Company issued to the guarantor warrants to purchase an aggregate total of 109,090 shares of the Company’s Common Stock, par value $0.01 per share, at an exercise price of $1.10 per share (the “Warrant”). The Warrant will expire on June 25, 2012.

The Warrant was issued by the Company as described above in a transaction that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) of the Securities Act. Such sale and issuance did not involve any public offering, was made without general solicitation or advertising, and the guarantor is an accredited investor with access to all relevant information necessary to evaluate the investment and represented to us that the Warrant was being acquired for investment.

The foregoing description of the Transaction does not purport to be a complete description of the material terms of the Transaction and is qualified in its entirety by reference to the agreements entered into in connection with the Transaction. Such agreements are included as exhibits to this Current Report on Form 8-K.

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Item 3.02.	Unregistered Sales of Equity Securities.

The information included in Item 2.03 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 7.01.	Regulation FD Disclosure.

The following information is being furnished under Item 7.01 of Form 8-K Press Release, dated June 28, 2007, by Biovest International, Inc. announcing that based on up to six years of follow-up, the Company announced favorable interim blinded data for fast-tracked pivotal Phase 3 Clinical Trial of BiovaxID anti-cancer vaccine for Non-Hodgkin’s Lymphoma. A copy of this press released is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

BIOVEST INTERNATIONAL, INC.

By:	/s/ James A. McNulty
James A. McNulty, CPA
Chief Financial Officer

Date: June 29, 2007

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Promissory Note dated June 26, 2007, between Biovest International, Inc. (“Biovest”) and Southwest Bank Creve Coeur Financial Center of St. Louis, MO (“Southwest”).

10.2	Common Stock Purchase Warrant, dated June 26, 2007, issued by Biovest to Alan M. Pearce.

10.3	Indemnity Agreement dated June 26, 2007 between Biovest and Alan M. Pearce.

99.1	Press release dated June 28, 2007 titled: “Based on Up to 6 Years of Follow-Up, Biovest Announces Favorable Interim Blinded Data for Fast-Tracked Pivotal Phase 3 Clinical Trial of BiovaxID Anti-Cancer Vaccine for Non-Hodgkin’s Lymphoma”.

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Principal $200,000.00	Loan Date 06-26-2007	Maturity 12-26-2007	Loan No 40750941-10000	Ca#/Co# M100/A4	Account 00000177303	Officer 06022	Initials
—
References in the shaded area for Lender’s use only and do not limit the applicability of this document to any particular  loan or item.
Any item above containing “***” has been omitted due to text length limitations.

Borrower:	Biovest International, Inc.	Lender:	Southwest Bank of St. Louis
	324 S Hyde Park Ave		Creve Coeur West - Commercial Lending
	Tampa, FL 33606-4127		12452 Olive Street Rd.
Creve Coeur, MO 63141

Principal Amount: $ 200,000.00	Initial Rate: 9.250%	Date of Note: June 26, 2007

PROMISE TO PAY. Biovest International, Inc. (“Borrower”) promises to pay to Southwest Bank of St. Louis (“Lender”), or order, in lawful money of the United States of America, the principal amount of Two Hundred Thousand & 00/100 Dollars ($200,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on December 26, 2007. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning July 26, 2007, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied to Accrued Interest, Principal, Late Charges, and Escrow. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is Lender’s Prime Rate (the “Index”). This is the rate Lender charges, or would charge, on 90-day unsecured loans to the most creditworthy corporate customers. This rate may or may not be the lowest rate available from Lender at any given time. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each Index rate change and will become effective without notice to the Borrower. If the Index becomes unavailable during the term of the Note, the Lender may substitute a comparable Index. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 8.250% per annum. The interest rate to be applied to the unpaid principal balance during this Note will be at a rate of 1.000 percentage point over the Index, resulting in an initial rate of 9.250% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Southwest Bank of St. Louis, Creve Coeur West - Commercial Lending, 12452 Olive Street Rd., Creve Coeur, MO 63141.

LATE CHARGE. If a payment is more than 10 days late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by adding a 3.000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed that maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially effect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

PROMISSORY NOTE
Loan No: 40750941-10000-	(Continued)	Page 2

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the Guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including attorneys’ fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Missouri without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Missouri.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of St. Louis County, State of Missouri.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $15.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower’s accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (E) Lender in good faith believes itself insecure.

ISDA. Obligations include, without limitation all obligations and liabilities arising pursuant to or in connection with any interest rate swap transaction, basis swap, forward rate transaction, interest rate option or any similar transaction between the Borrower and Lender, including all obligations under the ISDA Master Agreement between the Borrower and Lender.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S), AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

PROMISSORY NOTE
Loan No: 40750941-10000-	(Continued)	Page 3

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

BIOVEST INTERNATIONAL, INC.

By:	/s/ James A. McNulty	By:
James A. McNulty, Chief Financial Officer

Exhibit 10.2

WARRANT

Dated as of June 26, 2007

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

W-4104	Warrant to Purchase up to 109,090 Shares of Common Stock 109,090 shares at $1.10 per share

BIOVEST INTERNATIONAL, INC.

COMMON STOCK PURCHASE WARRANT

Void after June 25, 2012

BIOVEST INTERNATIONAL, INC. (the “Company”), a Delaware corporation, hereby certifies that for value received, Alan M. Pearce, or his successors or assigns (the “Holder”), is entitled to purchase, subject to the terms and conditions hereinafter set forth, at any time or from time to time beginning on June 26, 2007 (the “Exercise Date”) and ending prior to 5:00 P.M., New York City time, on June 25, 2012 (the “Expiration Date”) up to 109,090 shares of Common Stock at an exercise price per share of $1.10 per share subject to adjustment as provided herein (the “Purchase Price”).

This Warrant is issued in connection with a Guaranty dated June 26, 2007 between the Holder and Southwest Bank Creve Coeur Financial Center.

1. Definitions. For the purposes of this Warrant, the following terms shall have the meanings indicated:

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Closing Price” shall mean, with respect to each share of Common Stock for any day, (a) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which the Common Stock is listed or admitted for trading or (b) if the Common Stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Common Stock, in either case as reported on the NASDAQ or a similar service if NASDAQ is no longer reporting such information.

“Common Stock” means the common stock, no par value, of the Company, and any class of stock resulting from successive changes or reclassification of such Common Stock.

“Company” has the meaning ascribed to such term in the first paragraph of this Warrant.

“Current Market Price” shall be determined in accordance with Subsection 3(b).

“Exercise Date” has the meaning ascribed to such term in Subsection 2(c).

“Expiration Date” has the meaning ascribed to such term in the first paragraph of this Warrant.

“Issued Warrant Shares” means any shares of Common Stock issued upon exercise of the Warrant.

“NASDAQ” shall mean the Automatic Quotation System of the National Association of Securities Dealers, Inc.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Purchase Price” has the meaning ascribed to such term in the first paragraph of this Warrant.

“Warrant” shall mean this Warrant and any subsequent Warrant issued pursuant to the terms of this Warrant.

“Warrant Register” has the meaning ascribed to such term in Subsection 6(c).

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2. Exercise of Warrant

(a) Exercise. This Warrant may be exercised, in whole or in part, at any time or from time to time during the period beginning on the date of issue, June 26, 2007 and ending on the Expiration Date, by surrendering to the Company at its principal office this Warrant, with the form of Election to Purchase Shares (the “Election to Purchase Shares”) attached hereto as Exhibit A duly executed by the Holder and accompanied by payment of the Purchase Price for the number of shares of Common Stock specified in such form. or by surrendering this Warrant in exchange for the number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock as to which this Warrant is being exercised, multiplied by (y) a fraction, the numerator of which is: (1) the Current Market Price per share of Common Stock on the Exercise Date less the Purchase Price per share of Common Stock and the denominator of which is (2) the Current Market Price per share of Common Stock.

(b) Partial Exercise. If this Warrant is exercised for less than all of the shares of Common Stock purchasable under this Warrant, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver to the Holder a new Warrant of like tenor for the balance of the shares of Common Stock purchasable hereunder.

(c) When Exercise Effective. The exercise of this Warrant shall be deemed to have been effective immediately prior to the close of business on the Business Day on which this Warrant is surrendered to and the Purchase Price is received by the Company as provided in this Section 2 (the “Exercise Date”) and the Person in whose name any certificate for shares of Common Stock shall be issuable upon such exercise, as provided in Subsection 2(b), shall be deemed to be the record holder of such shares of Common Stock for all purposes on the Exercise Date.

3. Adjustment of Purchase Price and Number of Shares. The Purchase Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted from time to time upon the occurrence of the following events:

(a) Dividend, Subdivision, Combination or Reclassification of Common Stock. If the Company shall, at any time or from time to time, (i) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (ii) subdivide the outstanding Common Stock into a larger number of shares of Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares of its Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date shall be proportionately adjusted so that the Holder of any Warrant exercised after such date shall be entitled to receive, upon payment of the same aggregate amount as would have been payable before such date, the aggregate number and

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kind of shares of capital stock which, if such Warrant had been exercised immediately prior to such date, such Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend is declared and such dividend is not paid, the Purchase Price shall again be adjusted to be the Purchase Price in effect immediately prior to such record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this Section 3 from and after such record date).

(b) Determination of Current Market Price. The Current Market Price per share of Common Stock on any date shall be deemed to be the Closing Price per share of Common Stock on the day immediately preceding the date of determination. If on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, then the Current Market Price shall be determined in good faith by the Board of Directors of the Company.

(c) De Minimis Adjustments. No adjustment in the Purchase Price shall be made if the amount of such adjustment would result in a change in the Purchase Price per share of less than 5%, but in such case any adjustment that would otherwise be required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which together with any adjustment so carried forward, would result in a change in the Purchase Price of 5% per share or more.

(d) Adjustment of Number of Shares Issuable Upon Exercise. Upon each adjustment of the Purchase Price as a result of the calculations made in Subsection 3(a) this Warrant shall thereafter evidence the right to receive, at the adjusted Purchase Price, that number of shares of Common Stock (calculated to the nearest one-hundredth) obtained by dividing (x) the product of the aggregate number of shares of Common Stock covered by this Warrant immediately prior to such adjustment and the Purchase Price in effect immediately prior to such adjustment of the Purchase Price by (y) the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(e) Reorganization, Reclassification, Merger and Sale of Assets. If there occurs any capital reorganization or any reclassification of the Common Stock of the Company, the consolidation or merger of the Company with or into another Person (other than a merger or consolidation of the Company in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding shares of its Common Stock) or the sale or conveyance of all or substantially all of the assets of the Company to another Person, then the Holder will thereafter be entitled to receive, upon the exercise of this Warrant in accordance with the terms hereof, the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock of the Company upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Common Stock then deliverable upon the exercise of this

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Warrant if this Warrant had been exercised immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Company) shall be made to assure that the provisions hereof (including provisions with respect to changes in, and other adjustments of, the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon exercise of this Warrant.

4. Fractional Shares. Notwithstanding an adjustment pursuant to Section 3(d) in the number of shares of Common Stock covered by this Warrant or any other provision of this Warrant, the Company shall not be required to issue fractions of shares upon exercise of this Warrant or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Company may make payment to the Holder, at the time of exercise of this Warrant as herein provided, of an amount in cash equal to such fraction multiplied by the Current Market Price of a share of Common Stock on the Exercise Date.

5. Replacement of Warrants. On receipt by the Company of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Warrant (and in the case of any such mutilation, on surrender and cancellation of such Warrant), the Company at its expense will promptly execute and deliver, in lieu thereof, a new Warrant of like tenor which shall be exercisable for a like number of shares of Common Stock. If required by the Company, such Holder must provide an indemnity bond or other indemnity sufficient in the judgment of the Company to protect the Company from any loss which it may suffer if a lost, stolen or destroyed Warrant is replaced.

6. Restrictions on Transfer.

(a) The Holder acknowledges that the Warrant and the Common Stock issuable upon the exercise of the Warrant has not been registered under the Securities Act and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act. The Holder further acknowledges that the certificates representing the Issued Warrant Shares shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT, OR (III) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

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(b) With respect to a transfer that should occur prior to the time that the Warrant or the Common Stock issuable upon the exercise thereof is registered under the Securities Act, such Holder shall request an opinion of counsel (which shall be rendered by counsel reasonably acceptable to the Company) that the proposed transfer may be effected without registration or qualification under any Federal or state securities or blue sky law.

(c) The Company shall maintain a register (the “Warrant Register”) in its principal office for the purpose of registering the Warrant and any transfer thereof, which register shall reflect and identify, at all times, the ownership of any interest in the Warrant. Upon the issuance of this Warrant, the Company shall record the name of the initial purchaser of this Warrant in the Warrant Register as the first Holder. Upon surrender for registration of transfer or exchange of this Warrant together with a properly executed Form of Assignment attached hereto as Exhibit B at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Warrants of like tenor which shall be exercisable for a like aggregate number of shares of Common Stock, registered in the name of the Holder or a transferee or transferees.

(d) In the event that the Company plans to file a registration statement with the U. S. Securities and Exchange Commission covering shares of common stock of the Company (“Registration Statement”), the Company shall provide written notice to Holder and Holder shall have 30 days to require in writing that all shares of common stock underlying the Warrant, to the extent vested, be covered in the Registration Statement. Notwithstanding the foregoing, the Company shall have full discretion to determine not to include the shares underlying the warrant in any registration statement if the Company reasonably determines that such registration may adversely effect the registration statement, the offering described in the registration statement or otherwise adversely affect the Company.

(e) The Holder represents that he/she is an “Accredited Investor” as defined in the Act.

7. No Rights or Liability as a Stockholder. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder hereof to purchase Common Stock, and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such Holder as a stockholder of the Company.

8. Amendment or Waiver. This Warrant and any term hereof may be amended, waived, discharged or terminated only by and with the written consent of the Company and the Holder.

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9. Notices. Any notice or other communication (or delivery) required or permitted hereunder shall be made in writing and shall be by registered mail, return receipt requested, telecopier, courier service or personal delivery to the Company at its principal office and to the Holder at its address as it appears in the Warrant Register. All such notices and communications (and deliveries) shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

10. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law of such State.

11. Headings. The headings in this Warrant are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

BIOVEST INTERNATIONAL, INC.

By:	/s/ James A. McNulty
Name:	James A. McNulty, CPA
Title:	Chief Financial Officer

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Exhibit A to Common
Stock Purchase Warrant

[FORM OF]

ELECTION TO PURCHASE SHARES

The undersigned hereby irrevocably elects to exercise the Warrant to purchase              shares of Common Stock, no par value (“Common Stock”), of BIOVEST INTERNATIONAL, INC. (the “Company”) and hereby makes payment of $             therefor. The undersigned hereby requests that certificates for such shares be issued and delivered as follows:

ISSUE TO:
(NAME)

(ADDRESS, INCLUDING ZIP CODE)

(SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER)

DELIVER TO:
(NAME)

(ADDRESS, INCLUDING ZIP CODE)

If the number of shares of Common Stock purchased hereby is less than the number of shares of Common Stock covered by the Warrant, the undersigned requests that a new Warrant representing the number of shares of Common Stock not purchased be issued and delivered as follows:

ISSUE TO:
(NAME OF HOLDER)

(ADDRESS, INCLUDING ZIP CODE)

DELIVER TO:
(NAME OF HOLDER)

(ADDRESS, INCLUDING ZIP CODE)

Dated:	[NAME OF HOLDER1]

By:
Name:
Title:

[1]	Name of Holder must conform in all respects to name of Holder as specified on the face of the Warrant.

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Exhibit B to Common
Stock Purchase Warrant

[FORM OF] ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto the Assignee(s) named below all of the rights of the undersigned to purchase Common Stock, no par value (“Common Stock”), of BIOVEST INTERNATIONAL, INC. represented by the Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	No. of Shares

and does hereby irrevocably constitute and appoint                                                   Attorney to make such transfer on the books of BIOVEST INTERNATIONAL, INC. maintained for that purpose, with full power of substitution in the premises.

Dated:	[NAME OF HOLDER1]

By:
Name:
Title:

1	Name of Holder must conform in all respects to name of Holder as specified on the face of the Warrant.

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Exhibit 10.3

INDEMNIFICATION AGREEMENT

THIS AGREEMENT, made on this 26th day of June, 2007, by and between Biovest International, Inc. (“Biovest”), a Delaware corporation with a place of business at 324 S. Hyde Park Ave., Suite 350, Tampa FL 33606, and Alan Pearce, (“Guarantor”) is as follows:

In consideration of Guarantor performing certain services for Biovest, to wit, acting as a Guarantor in connection with a loan transaction from Southwest Bank Creve Coeur Financial Center (the “Southwest Loan”) to Biovest in an aggregate amount of $200,000 Biovest hereby indemnifies Guarantor and agrees and undertakes to hold Guarantor harmless from and against any and all claims, losses, actions, causes of actions, and liabilities of any kind, including without limitation attorneys’ fees and costs associated with enforcement of the Guarantee, to the fullest extent permitted by law arising in connection with the guarantee of repayment of the Southwest Loan, including, but not limited to, any amounts, funds, assets, or collateral advanced or paid by Guarantor in connection with the guarantee of the Southwest Loan.

Biovest International, Inc.

By	/s/ James A. McNulty
James A. McNulty, CFO & Secretary

324 S. Hyde Park Avenue

Suite 350

Tampa, FL 33606

PH: (813) 864-2554 FAX: (813) 258-6912

Based on Up to 6 Years of Follow-Up, Biovest Announces Favorable Interim

Blinded Data for Fast-Tracked Pivotal Phase 3 Clinical Trial of BiovaxID

Anti-Cancer Vaccine for Non-Hodgkin’s Lymphoma

Company Believes That When The Data is Unblinded it Will Support Planned Application for

Accelerated Approval

Worcester, Mass. June 28, 2007 — Biovest International, Inc. (OTCBB: BVTI), a majority owned subsidiary of Accentia Biopharmaceuticals, Inc. (NASDAQ:ABPI), announced on June 27, 2007 blinded interim data from the start of its fast-tracked pivotal Phase 3 clinical trial of BiovaxID™ for Non-Hodgkin’s lymphoma (NHL) from September 2000 through June 2006. This interim blinded data is the most recent data that has been made available to the Company prior to its latest meeting with the Data Monitoring Committee for the ongoing Phase 3 study. The interim blinded data covers 122 patients who have received either BiovaxID or control vaccine. Randomization was 2:1 in favor of BiovaxID. The blinded data in a Kaplan Meier disease-free survival curve for the per-protocol treatment group in the trial showed that approximately 40% of the evaluable patients in the study remained disease-free from 40 months to almost 70 months.

Dr. Steve Arikian, Biovest Chairman and Chief Executive Officer, stated, “Biovest believes these results are consistent with the expected efficacy of BiovaxID vs. control. Moreover, BiovaxID has the longest Phase 3 follow-up data for patients receiving an active immunotherapy for follicular Non-Hodgkin’s Lymphoma of any of the Phase 3 Non-Hodgkin’s Lymphoma immunotherapy trials ongoing today. We are greatly encouraged by the blinded interim data presented at the Jeffries Healthcare Conference on June 27th, 2007.”

BiovaxID is an anti-cancer vaccine undergoing testing in a Fast-Tracked pivotal Phase 3 clinical trial for a target indication of Non-Hodgkin’s Lymphoma. BiovaxID is a personalized, patient-specific vaccine designed to stimulate the patient’s own immune system to recognize and destroy residual cancerous B-cells that remain after the patient has undergone chemotherapy. Unlike many other approaches to treating NHL, BiovaxID is designed to target only cancerous B-cells. The BiovaxID Phase 3 clinical trial is being conducted at fourteen U.S. oncology centers and 8 centers in Russia.

Applications for accelerated conditional approval of BiovaxID are planned to be submitted to both the Food and Drug Administration (FDA) and European Medicines Agency (EMEA) by mid-2008. The DMC has agreed to serve as a liaison between the Company and the FDA and the EMEA. If conditionally approved, BiovaxID could become commercially available in early 2009.

Members of the investment community, the media, and other interested parties can access the PowerPoint presentation and an audio webcast by visiting Accentia’s homepage at www.accentia.net, or for audio only, http://www.wsw.com/webcast/jeff18/abpi. The PowerPoint presentation and audio will be available and archived on Accentia’s website for 90 days.

About Biovest International, Inc.

Biovest International, Inc., is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc., (NASDAQ:ABPI ) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID™, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. For further information, visit the Company Web site at www.biovest.com.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively referred to as the “Company” or “Accentia”) is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNase(TM), a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (“Biovest”), (BVTI.OB) and a royalty interest in Biovest’s lead drug candidate, BiovaxID™ and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry. For further information, visit the Company Web site at www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM) SinuNase(TM), BiovaxID(TM), AutovaxID(TM), CRSFungal Profile(TM) and any other statements relating to products, product candidates, product development programs the FDA or clinical study process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Biovest International, Inc., New York, NY

Steven Arikian, MD

Chairman and Chief Executive Officer

Tel 212 686 4100 ext 8640

sarikian@biovest.com

Accentia Biopharmaceuticals, Inc., Tampa, FL

Susan Bonitz, Ph.D.; 813-864-2554-Extension 277

sbonitz@accentia.net

Investors:

The Investor Relations Group, New York

Adam S. Holdsworth, 212-825-3210

or

Media:

Janet Vasquez, 212-825-3210